EXHIBIT 24

TRANSACTIONS

Except as previously disclosed in the Schedule 13D, as amended, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., New York City time, on August 10, 2018. Except as otherwise noted below, all such transactions were purchases of securities effected in the open market, are reported at the daily weighted average purchase price, and the table includes commissions paid in per share prices.

NAME OF REPORTING PERSON	DATE OF TRANSACTION	AMOUNT OF SECURITIES	PRICE PER SHARE
High River Limited Partnership	08/08/2018	40,000	$71.30
High River Limited Partnership	08/08/2018	70,715	71.41
High River Limited Partnership	08/09/2018	700	71.80
High River Limited Partnership	08/10/2018	20,000	72.34
Icahn Partners LP	08/08/2018	93,747	$71.30
Icahn Partners LP	08/08/2018	165,709	71.41
Icahn Partners LP	08/09/2018	1,640	71.80
Icahn Partners LP	08/10/2018	46,857	72.34
Icahn Partners Master Fund LP	08/08/2018	66,253	$71.30
Icahn Partners Master Fund LP	08/08/2018	117,153	71.41
Icahn Partners Master Fund LP	08/09/2018	1,160	71.80
Icahn Partners Master Fund LP	08/10/2018	33,143	72.34